UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2012 (April 18, 2012)

______________________________

FIRST CITIZENS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	0-11709	62-1180360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 370 One First Citizens Place Dyersburg, Tennessee	38024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (731) 285-4410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

  ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

     Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          Our Corporate Governance Guidelines provide that a director shall be deemed to retire from the board of directors as of January 1st following his or her 75th birthday. Pursuant to this policy, William Cloar retired effective April 18, 2012, because he has reached 75 years of age. The remaining directors have not yet decided whether to fill the pending vacancy on the board of directors that will result from this retirement.  The board of directors could decide to fill the vacancy, however, in accordance with the terms of our bylaws, which require approval of a majority of the directors then in office

     Item 5.07.  Submission of Matters to a Vote of Security Holders.

     The Annual Meeting of Shareholders (the “Annual Meeting”) of First Citizens Bancshares, Inc. (the “Company”) was held on April 18, 2012.  Matters submitted at the Annual Meeting and the voting results thereof were as follows:

            Proposal 1:  Election of Directors.  In accordance with the following vote, the shareholders of the Company elected each of the director nominees nominated by the Company’s Board of Directors to serve until the 2015 annual meeting of shareholders or until his or her successor has met the necessary qualifications and has been elected:

Director	Votes For	Withheld	Against	Broker Non-Votes
Jeffrey D. Agee	2,749,505	1,298	0	71,519
Eddie E. Anderson	2,749,505	1,298	0	71,519
Christian E. Heckler	2,759,379	3,756	0	71,519
Barry T. Ladd	2,747,159	3,644	0	71,519
John M. Lannom	2,737,768	13,035	0	71,519
Milton E. Magee	2,723,271	27,532	0	71,519
G. W. Smitheal	2,749,505	1,298	0	71,519

            Proposal 2:  Ratification of Appointment of Independent Registered Public Accounting Firm.  The Company’s shareholders ratified the appointment of Alexander Thompson Arnold PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2010 by the following vote:

For	Against	Abstain
2,809,505	4,243	5,548

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CITIZENS BANCSHARES, INC.

By: /s/ Laura Beth Butler
Laura Beth Butler Executive Vice President, Secretary & Chief Financial Officer

Date:  April 19, 2012